                            STORAGE EQUITIES, INC.
              EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES

                                            Three Mos. Ended
                                                  March 31,                        For the Year Ended December 31,
                                            -----------------         -----------------------------------------------------------
                                             1995         1994        1994         1993        1992         1991           1990
                                             ----         ----        -----        ----        ----         ----           ----
                                                               (Amount in thousands,  except ratios)


Net income                                   $13,200      $ 8,746     $42,118      $28,036     $15,123       $11,954       $11,994
  Add: Minority interest in income             1,823        2,049       9,481        7,291       6,895         6,693         9,154

 Less: Gain on disposition of real estate          0            0           0            0        (398)            0        (1,146)
 Less: Minority interests in income
       which do not have fixed charges          (825)      (1,261)     (5,906)        (737)       (694)         (501)         (470)
                                             -------      -------     -------      -------     -------       -------       -------
Income from continuing operations             14,198        9,534      45,693       34,590      20,926        18,146        19,532

Interest expense                               1,520        1,558       6,893        6,079       9,834        10,621        10,920
                                             -------      -------     -------      -------     -------       -------       -------
Total Earnings Available to
 Cover Fixed Charges                         $15,718      $11,092     $52,586      $40,669     $30,760       $28,767       $30,452
                                             =======      =======     =======      =======     =======       =======       =======
Interest expense                             $ 1,520      $ 1,558     $ 6,893      $ 6,079     $ 9,834       $10,621       $10,920
                                             -------      -------     -------      -------     -------       -------       -------
Total Fixed Charges                          $ 1,520      $ 1,558     $ 6,893      $ 6,079     $ 9,834       $10,621       $10,920
                                             =======      =======     =======      =======     =======       =======       =======

Preferred Stock dividends:
 Series A                                    $ 1,141      $ 1,141     $ 4,563      $ 4,563     $   812       $     0       $     0
 Series B                                      1,372        1,322       5,339        4,147           0             0             0
 Series C                                        650            0       1,250            0           0             0             0
 Series D                                        713            0         950            0           0             0             0
 Series E                                        914            0           0            0           0             0             0
 Convertible                                   1,186        1,186       4,744        2,179           0             0             0
                                             -------      -------     -------      -------     -------       -------       -------
 Total Preferred Stock dividends             $ 5,976      $ 3,649     $16,846      $10,889     $   812       $     0       $     0
                                             =======      =======     =======      =======     =======       =======       =======

Total Combined Fixed Charges
 and Preferred Stock dividends               $ 7,496      $ 5,207     $23,739      $16,968     $10,646       $10,621       $10,920
                                             =======      =======     =======      =======     =======       =======       =======

Ratio of Earnings to Fixed Charges             10.34         7.12        7.63         6.69        3.13          2.71          2.79
                                             =======      =======     =======      =======     =======       =======       =======

Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock dividends          2.10         2.13        2.22         2.40        2.89          2.71         2.79
                                             =======      =======     =======      =======     =======       =======      =======

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